WARREN COUNTY
D1160 PG755

ASSIGNMENT OF OIL AND GAS LEASE

STATE OF KENTUCKY)
)
COUNTY OF WARREN)

For an adequate consideration, the receipt of which is acknowledged, **Magna Bures Oil/Acting agent for Northwest Oil and Gas Trading Company (EIN 26-0300592) of 13 Hidden Creek Way Magnolia, DE 19962** , "Assignor," of P.O. Box 454, Rockport, IN 47635, does hereby assign and convey unto **Northwest Oil and Gas Trading Company**, of 4650 Wedekind Road Suite 2 Sparks, Nevada 89431, "Assignee," **effective August 1, 2018**, the following:

A. All of Assignor's' right, title and interest in and to the Oil and Gas Lease and lands specifically described located at 1455 Bill Dedman Road Bowling Green, Kentucky 42101 and recorded in Warren County Kentucky deed book 1079 Page 808;

B. Five (*5%) Over Riding Royalty Interest in the oil gas lease.

C. One Hundred (100%) Working Interest and sixty (60%) Net Revenue Interest of the 2 wells recorded in book 1076 page 540.

Assignor, for themselves, their heirs and personal representatives or successors, does covenant and agree that they shall and will warrant and forever defend the above-bargained premises in the quiet and peaceable possession of Assignee, its heirs and assigns, against all and every person or persons claiming the whole or any part thereof, by, through or under Grantor.

Executed and delivered the day of Assignor's acknowledgment, to be effective as of the Effective Date. This Assignment is not valid until executed by Assignee, recorded, and a copy of the recorded instrument is returned to Assignor, below.

Assignor:

N Bures

Magna Bures Oil
Nicholas Bures
CEO
On behalf of Northwest Oil and Gas Trading Company

STATE OF Kentucky)
)
COUNTY OF Warren)

The foregoing instrument was acknowledged before me on this 1 day of 2018, 2018, by Nicholas Bures, the CEO of Magna Bures Oil, on behalf of said company.

Chris Taylor 127846
Notary Public for the State of Kentucky
Commission Expires 9/20/2020